Exhibit 14


                             HEADWATERS INCORPORATED

                       CODE OF ETHICS AND BUSINESS CONDUCT

                      FOR EMPLOYEES, OFFICERS AND DIRECTORS

                                 April 25, 2005


Headwaters expects ethical conduct from its employees, officers and directors. Your full compliance with this Code is mandatory. You are expected to participate in and foster a culture of transparency, integrity and honesty in the Company.

For guidance with respect to issues not addressed in this Code, employees are directed to the Policies and Procedures Employee Handbook, which sets forth the Company's policies on a wide range of issues that arise in the course of service with the Company.

Conflicts of Interest
---------------------

As an employee, director or officer of the Company, it is imperative that you avoid any interest or association that interferes or appears to interfere with your independent exercise of judgment in the Company's best interests. You may not exploit your position or relationship with the Company for personal gain.

There are many situations in which a conflict of interest may arise. If you have concerns about any situation, follow the steps outlined in the Section on "Reporting Violations."

Engaging in any conduct that represents a conflict of interest is strictly prohibited.

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Gifts, Bribes and Kickbacks
---------------------------

 Other than for modest gifts given or received in the normal course of business (including travel or entertainment), neither you nor your relatives may give gifts to, or receive gifts from the Company's clients or vendors. Other gifts may be given or accepted only with prior approval of your senior supervisor or the Company's management and in no event should you put the Company or yourself in a position that would be embarrassing if the gift was made public. Dealing with government employees is often different than dealing with private persons. Many governmental bodies strictly prohibit the receipt of any gratuities by their employees, including meals and entertainment. You must be aware of and strictly follow these prohibitions

Any employee or director who pays or receives bribes or kickbacks will be immediately terminated and reported as warranted, to the appropriate authorities.

Corporate Opportunities
-----------------------

You are prohibited from (a) taking for yourself personally opportunities that are discovered through the use of Company property, information, or position;
(b) using Company property, information, or position for personal gain, and (c) competing with the Company. You owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Protection and Proper Use of Company Assets
-------------------------------------------

You should protect the Company's assets and ensure their efficient use. All Company assets should be used for legitimate business purposes. Every employee must safeguard the Company's property from loss or theft, and may not take such property for personal gain or use, other than manager approved incidental use. Company property includes confidential information, software, computers, supplies, tools, equipment, rolling stock, and so forth. You must appropriately

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

secure all Company property within your control to prevent its unauthorized use. Employees may make limited non-business use of the Company's electronic communications systems, provided that such use (i) is occasional (ii) does not interfere with the employee's responsibilities (iii) does not diminish productivity, and (iv) does not violate this Code or the Company's electronic communications system policy then in effect.


Protection of the Company, Customer and Vendor Information.
----------------------------------------------------------

You may not use or reveal Company, customer or vendor confidential or proprietary information to others. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. Additionally, you must take appropriate steps - including securing documents, limiting access to computers and electronic media, and proper disposal methods - to prevent unauthorized access to such information.

Fair Dealing
------------

You should endeavor to deal fairly with the Company's customers, suppliers, competitors, and employees. No Company employee, director or officer should take unfair advantage of anyone through improper manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

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

Fair Competition and Antitrust Laws
-----------------------------------

The Company must comply with all applicable fair competition and antitrust laws. These laws attempt to ensure that businesses compete fairly and honestly and prohibit conduct seeking to reduce or restrain competition. If you are uncertain whether a contemplated action raises unfair competition or antitrust issues, the legal department can assist you.

Securities Trading
------------------

It is usually illegal to buy or sell securities using material information not available to the public. Persons who give such undisclosed "inside" information to others may be as liable as a person who trades securities while possessing such information. Securities laws may be violated if you, or any relatives or friends trade in securities of the Company, or any of its clients or vendors, while possessing inside information. Please refer to the Statement of Company Policy as to Trades in the Company's Securities by Company Personnel. The legal department also can assist you.

Accurate Periodic Reports and Financial Statements.
---------------------------------------------------

Full, fair, accurate, timely and understandable disclosures in the Company's periodic reports to the public and to governmental authorities are legally required and are essential to the success of its business. You should exercise the highest standard of care in contributing to or preparing such reports in accordance with the following guidelines:

         o All the Company accounting records, as well as reports produced from those records, must be in accordance with the laws of each applicable jurisdiction.

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

         o All records must fairly and accurately reflect the transactions or occurrences to which they relate.

         o All records must fairly and accurately reflect, in reasonable detail, the Company's assets, liabilities, revenues and expenses.

         o The Company's accounting records must not contain any false or intentionally misleading entries.

         o No transactions should be intentionally misclassified as to accounts, departments or accounting periods.

         o All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

         o No information should be concealed from the internal auditors or the independent auditors.

         o Compliance with the Company's system of internal accounting controls is required.

Compliance With Law.
--------------------

You are expected to comply with both the letter and spirit of all applicable governmental laws, rules and regulations, including insider-trading law. If you fail to comply with this Code and/or with any applicable laws, you will be subject to disciplinary measures, up to and including immediate discharge from the Company.

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

Reporting Violations
--------------------

Your conduct can reinforce an ethical atmosphere and positively influence the conduct of fellow employees. If you are powerless to stop suspected misconduct or discover it after it has occurred, you must report it to the appropriate level of management at your location. Misconduct cannot be excused because it was directed or requested by another. In this regard, you are expected to alert management whenever an illegal, dishonest or unethical act is discovered or suspected.

If you are still concerned after speaking with your local management or feel uncomfortable speaking with them for whatever reason, you must (anonymously, if you wish) send a detailed note, with relevant documents, to the Company's General Counsel. Or you may directly contact the Audit Committee of the Company's Board of Directors by sending a detailed note, with relevant documents, to R. Sam Christensen, P.O. Box 5100, La Quinta, CA 92248, or via email to headwaters-hotline@blackbearventures.com.

Your calls, detailed notes and/or emails will be dealt with confidentially, although there may be a point where your identity may become known or have to be revealed in the course of an investigation or to take corrective action. You have the commitment of the Company and of the Audit Committee of the Company's Board of Directors, which is composed of independent directors, that you will be protected from retaliation for your good faith actions.

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

Waiver of the Code of Ethics for Executive Officers or Directors.
-----------------------------------------------------------------

Any waiver of the Code of Ethics for executive officers or directors may be made only by the Board of Directors or a Board committee and must be promptly disclosed to shareholders.

Conclusion
----------

In the final analysis you are the guardian of the Company's ethics. While there are no universal rules, when in doubt ask yourself:

Am I willing to defend my actions or lack of actions in public, in front of my peers, and my family?

Any employee who ignores or violates any of the Company's ethical standards, and any manager who penalizes a subordinate for trying to follow these ethical standards, will be subject to corrective action, including immediate dismissal. However, it is not the threat of discipline that should govern your actions. The Company expects you to share its belief that a dedicated commitment to ethical behavior is the right thing to do and is good business, as well as being the surest way for the Company to remain a world class organization.

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